NEWS
RELEASE

2006-07

FOR IMMEDIATE RELEASE
Contact: Doug Aron
713-688-9600 x145

FRONTIER OIL ANNOUNCES 50% INCREASE OF QUARTERLY CASH DIVIDEND
AND A 2-FOR-1 STOCK SPLIT

HOUSTON, TEXAS, April 27, 2006 - The Board of Directors of Frontier Oil Corporation (NYSE: FTO) approved a 2-for-1 stock split by means of a stock dividend on the Company’s common stock. Effective with the stock split, the Board also approved an increase in the regular quarterly cash dividend to $0.03 per share ($0.12 annualized) from the current split-adjusted level of $0.02 per share, an increase of 50% (on a pre-split basis the quarterly dividend will be increased from $0.04 per share to $0.06 per share). The stock split, and subsequent dividend increase, is subject to shareholder approval of an amendment to Frontier’s articles of incorporation to increase the number of authorized shares of common stock from 90 million to 180 million at a special shareholders’ meeting scheduled for June 9, 2006. The record date for the June 9, 2006 special shareholders’ meeting will be May 11, 2006. If the increase in authorized shares is approved at the special meeting, the stock dividend will be paid on June 26, 2006 to shareholders of record on June 19, 2006.

The quarterly cash dividend approved by the Board will be paid on July 12, 2006 to shareholders of record on June 30, 2006.

Frontier’s Chairman, President, and CEO, James Gibbs commented, “We have grown our regular cash dividend by 28% per year since we started paying a quarterly cash dividend in June of 2001. Additionally, we paid a $1.00 special cash dividend in January of this year. We are enthusiastic about the outlook for the Company and Frontier remains committed to returning value to our shareholders as efficiently as possible.”

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This news release includes forward-looking statements concerning the Company. These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.

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10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411 (713) 688-9600 Fax (713) 688-0616